FILED - Oklahoma Secretary of State #1900584812 05/23/2012

05/23/2012 02:06 PM
OKLAHOMA SECRETARY OF STATE
SOS
19244230002

TO: OKLAHOMA SECRETARY OF STATE
2300 N. Lincoln Blvd., Room 101, State Capitol Building
Oklahoma City, Oklahoma 73105-4897
(405) 521-3912

AMENDED
CERTIFICATE OF INCORPORATION
OF
ONEOK, INC.

The undersigned Oklahoma corporation, for the purpose of amending its amended and restated certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies that:

1. The name of the corporation is ONEOK, Inc. (the "Corporation").

2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is: National Registered Agents, Inc., 115 S.W. 89th Street, Oklahoma City, Oklahoma, Oklahoma County 73139-8505.

3. The duration of the Corporation is perpetual.

4. The aggregate number of authorized shares of the Corporation prior to the amendment described below is 400,000,000 shares, of which 100,000,000 shares, par value $0.01 per share, are designated Preferred Stock and 300,000,000 shares, par value $0.01 per share, are designated Common Stock.

5. The Corporation's amended and restated certificate of incorporation, as amended to date, shall be amended by deleting the initial paragraph of Article FOURTH thereof and replacing such paragraph with the following:

   "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 700,000,000 shares divided into two classes, of which 100,000,000 shares, par value $0.01 per share, shall be designated Preferred Stock and 600,000,000 shares, par value $0.01 per share, shall be designated Common Stock."

6. At a meeting of the Corporation's Board of Directors duly called and held on February 15, 2012, a resolution was duly adopted setting forth the foregoing proposed amendment to the amended and restated certificate of incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the Corporation's shareholders.

7. Pursuant to said resolution of the Corporation's Board of Directors, at the annual meeting of shareholders of the Corporation duly called and held on May 23, 2012, the necessary number of shares as required by Section 1077 of the Oklahoma General Corporation Act were voted in favor of the proposed amendment, and the amendment was duly adopted in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.

RECEIVED
MAY 23 2012
OKLAHOMA SECRETARY OF STATE

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chairman of the Board and Chief Executive Officer and attested by its Secretary, this 23rd day of May, 2012.

ONEOK, INC.

ATTEST:

By: [signature]
Name: John W. Gibson
Title: Chairman of the Board and Chief Executive Officer

ONEOK LEGAL APPROVED

By: [signature]
Name: Eric Grimshaw
Title: Vice President, Associate General Counsel and Secretary